Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Evaxion Biotech A/S for the registration of up to $50,000,000 of ordinary shares including ordinary shares represented by American Depositary Shares, and to the incorporation by reference therein of our report dated March 26, 2024, with respect to the consolidated financial statements of Evaxion Biotech A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

March 13, 2025